UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Hawaiian Electric Industries, Inc.

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HAWAIIAN ELECTRIC INDUSTRIES, INC.

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 12, 2025

This Proxy Statement Supplement, dated May 6, 2025 (Supplement), supplements the Definitive Proxy Statement of Hawaiian Electric Industries, Inc. (Company) filed with the Securities and Exchange Commission on March 28, 2025 (Proxy Statement), relating to the Company’s Annual Meeting of Shareholders to be held on May 12, 2025, as a virtual meeting conducted via live audio webcast. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement. The purpose of this Supplement is to provide additional information regarding the Hawaiian Electric Industries, Inc. Executive Severance Plan, the Hawaiian Electric Company, Inc. Executive Severance Plan and the ASB Executive Severance Policy, in each case as previously described in Section 9B of the Company’s Form 10-K for the fiscal year ending 2023, and attached as Exhibit 10.19, Exhibit 10.20 and Exhibit 10.21, respectively, to such Form 10-K. Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies.

This Supplement does not provide all of the information that is important to your decisions in voting at the 2025 Annual Meeting and should be read in conjunction with the Proxy Statement and, from and after the date of this Supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented hereby. The Proxy Statement, this Supplement, and the Company’s 2024 Annual Report are available at www.hei.com and www.ProxyVote.com.

If you have already submitted your vote, you do not need to take further action unless you would like to change your vote or revoke your proxy. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement beginning on page 65 under the caption “Voting Procedures.” We urge you to vote your shares prior to the 2025 Annual Meeting by using one of the methods described in the Proxy Statement.

Pages 51 and 52 of the Proxy Statement, under the heading “Potential Payments Upon Termination or Change in Control”, are hereby revised in their entirety to read as follows:

Potential Payments Upon Termination or Change in Control

The table below shows the potential payments to each named executive officer (other than Ms. Teranishi) in the event of termination of employment due to retirement, death or disability, termination after change in control, and voluntary termination, termination for cause and termination without cause, assuming in each case that the applicable termination occurred on December 31, 2024. The amounts listed below are estimates; actual amounts to be paid would depend on the actual circumstances existing at the time of termination. No amount is shown for Ms. Teranishi because she terminated employment with HEI and its affiliates on December 31, 2024 (the Company closed on the ASB Disposition at 12:01 A.M. Hawai‘i time on December 31, 2024), and no amounts were payable by the Company in respect of that termination although, as noted elsewhere in this Proxy Statement, in 2025 after the closing of the ASB Disposition, ASB made certain payments to Ms. Teranishi in respect of forfeited incentive programs maintained under the EIP before the closing.

2024 TERMINATION/CHANGE-IN-CONTROL PAYMENT TABLE

Name/ Benefit Plan or Program	Retirement ($)[1]	Termination due to death or disability ($)[2]	Termination after change in control ($)[3]	Termination without cause and voluntary termination for good reason (not after change in control)[4]
Scott W. H. Seu
Executive Severance Plan[4]	—	—	—	2,998,566
Executive Incentive Compensation Plan[5]	—	—	—	—
Long-Term Incentive Plan[6]	637,432	637,432	—	—
Restricted Stock Units[7]	88,125	88,125	—	—
Restricted Cash Awards[8]	221,720	221,720	—	—
Change-in-Control Agreement[3]	—	—	3,894,680	—
TOTAL	947,277	947,277	3,894,680	—
Scott T. DeGhetto
Executive Severance Plan[4]	—	—	—	1,082,427
Executive Incentive Compensation Plan[5]	—	—	—	—
Long-Term Incentive Plan[6]	—	69,122	—	—
Restricted Stock Units[7]	—	—	—	—
Restricted Cash Awards[8]	—	38,828	—	—
Change-in-Control Agreement[3]	—	—	1,799,999	—
TOTAL	—	107,950	1,799,999	—
Kurt K. Murao
Executive Severance Plan[4]	—	—	—	1,047,824
Executive Incentive Compensation Plan[5]	—	—	—	—
Long-Term Incentive Plan[6]	157,148	157,148	—	—
Restricted Stock Units[7]	30,756	30,756	—	—
Restricted Cash Awards[8]	62,600	62,600	—	—
Change-in-Control Agreement[3]	—	—	2,575,493	—
TOTAL	250,504	250,504	2,575,493	—
Shelee M. T. Kimura
Executive Severance Plan[4]	—	—	—	1,780,261
Executive Incentive Compensation Plan[5]	—	—	—	—
Long-Term Incentive Plan[6]	252,037	252,037	—	—
Restricted Stock Units[7]	55,189	55,189	—	—
Restricted Cash Awards[8]	94,981	94,981	—	—
Change-in-Control Agreement[3]	—	—	2,104,141	—
TOTAL	402,207	402,207	2,104,141	—

Note: All stock-based award amounts were valued using the 2024 year-end closing price of HEI Common Stock on the NYSE of $9.73 per share on December 31, 2024. Other benefits that are available to all salaried employees on a nondiscriminatory basis and perquisites aggregating less than $10,000 in value have not been listed.

1	Retirement payments & benefits. In addition to the amounts shown in this column, retired executives are entitled to receive their vested retirement plan and deferred compensation benefits under all termination scenarios. See the 2024 Pension Benefits and 2024 Nonqualified Deferred Compensation tables above. Mr. DeGhetto has not met the requirements for retirement eligibility under the Equity and Incentive Plan, as amended and restated effective February 9, 2024 (EIP), which includes the Long-Term Incentive Plan, Restricted Stock Units and Restricted Cash Awards. Accordingly, no amounts are shown in this column for Mr. DeGhetto.

2	Termination due to death or disability payments & benefits. All named executive officers other than Ms. Teranishi were eligible for death or disability payments & benefits as of December 31, 2024.

3	Termination after change-in-control payments & benefits. All named executive officers had change-in-control agreements as of December 31, 2024.

“Change in control” generally means a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of the Board following the consummation of a merger, tender offer or similar transaction. Ms. Teranishi’s change-in-control agreement defined “change in control” to also mean a sale of (or equivalent transaction involving) ASB. The change-in-control agreements are double trigger, which means that they provide for cash severance and other benefits only upon a qualifying termination of the executive's employment within 24 months following a change in control (a termination by the Company without “cause” or by the executive for “good reason,” as defined in the respective agreement). Mr. Seu has a lump sum severance multiplier of three times and Messrs. DeGhetto and Murao and Mss. Kimura and Teranishi have (or, in the case of Ms. Teranishi, had) a lump sum severance multiplier of two times, in each case applied to the sum of the executive’s base salary and annual incentive compensation (determined to be the greater of the current target or the largest actual annual incentive compensation during the preceding three years).

In addition, under the change-in-control agreements executives would receive continued life, disability, dental, accident and health insurance benefits for the severance period (i.e., the number of years equal to the applicable severance multiplier). Executives would receive a lump sum payment equal to the present value of the additional benefit the executives would have earned under their respective retirement and savings plans during the severance period. Executives would also receive the greater of current target or actual projected EICP and cash-based long-term incentive plan compensation (including RCAs and any cash-based LTIP awards), pro-rated if termination occurs during the first half of the applicable performance period and the full value if termination occurs in the second half of the applicable performance period. For RSUs, in the event of a change in control as defined by the EIP, either (i) the surviving or acquiring entity will assume all outstanding RSUs or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested. For the named executive officers who are eligible to participate in the HEI Retirement Plan, additional age and service credit is received for the severance period for purposes of determining retiree welfare benefit eligibility. Executives would receive outplacement services, capped at 15% of annual base salary. Payment would generally be delayed for six months following termination of employment to the extent required to avoid an additional tax under Section 409A of the Internal Revenue Code. Interest would accrue during any six-month delay period at the prevailing six-month certificate of deposit rate and payments would be set aside during that period in a grantor (rabbi) trust. There are no tax gross ups provided for in the agreements and, as provided in the change-in-control agreements, the total severance amount shown is limited to the maximum amount deductible under Section 280G of the Internal Revenue Code with respect to each named executive officer. Payment of the foregoing benefits is subject to a release of claims by the applicable named executive officer.

4	Payments and benefits under Executive Severance Plan upon termination without cause and voluntary termination for good reason. As of December 31, 2024, all named executive officers other than Ms. Teranishi were eligible for payments and benefits under either the HEI Executive Severance Plan or Hawaiian Electric Executive Severance Plan (collectively, the Severance Plans). The Severance Plans are described in more detail in Section 9B of the Form 10-K for the fiscal year ending December 31, 2023, and attached as Exhibits 10.19 and 10.20 thereto.

The Severance Plans provide for the payment of severance and other benefits to eligible executives in the event of a qualifying termination (a termination of employment without “cause,” or by the eligible executive for “good reason,” as defined in the respective Severance Plan). In the event of a qualifying termination, and subject to confidentiality and non-disparagement obligations and execution of a general release of claims, the Severance Plans provide for the payment of a lump sum cash payment equal to two times (for the CEOs) or one and one-half times (for other NEOs) the executive’s annualized base salary, plus a lump sum cash payment equal to the executive’s pro-rata annual bonus at target for the year of termination and accelerated pro-rata vesting of long-term equity or cash awards, with performance-based awards vesting at target. The Severance Plans also provide for limited continued health insurance benefits with reimbursement for costs above active employee rates for two years (for the CEOs) or for eighteen months (for other NEOs) and six months of outplacement services not to exceed $10,000.

5	Executive Incentive Compensation Plan (EICP). Excludes amounts payable under the 2024 EICP because those amounts would have vested without regard to termination because the applicable performance period ended on December 31, 2024. Upon death, disability or retirement, executives continue to participate in the EICP on a pro-rata basis if the executive has met applicable minimum service requirements, with a lump sum payment to be made by the Company if the applicable performance goals are achieved. The plan documents provide that in the event of a change in control as defined by the EIP, the EICP award would be immediately paid out in cash at target level, pro-rated for completed months of service in the performance period. For the remaining unvested portion of the award, the EIP provides that: (i) the surviving entity or acquiring entity will assume all awards outstanding under the EICP or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested (with all performance goals deemed achieved at 100% of target levels). Annual incentive compensation payments for named executive officers are further described in footnotes 3 and 4 above.

6	Long-Term Incentive Plan (LTIP). Excludes amounts payable under the 2022-24 LTIP because those amounts would have vested without regard to termination because the applicable performance period ended on December 31, 2024. Upon death, disability or retirement, executives continue to participate in each ongoing LTIP cycle on a pro-rata basis if the executive has met applicable minimum service requirements, with a lump sum payment to be made by the Company if performance goals are achieved. The amounts shown are at target for all applicable plan years, pro-rated based upon service through December 31, 2024; actual payouts will depend upon performance achieved at the end of the plan cycle. The plan documents provide that, in the event of a change in control as defined by the EIP, the LTIP award would be immediately paid out in cash at target level, pro-rated for completed months of service in the performance period. For the remaining unvested portion of the award, the EIP provides that: (i) the surviving entity or acquiring entity will assume all awards outstanding under the LTIP or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested (with all performance goals deemed achieved at 100% of target levels). Long-term incentive compensation payments for named executive officers are further described in footnotes 3 and 4 above and quantified as part of the Change-in-Control Agreement and Executive Severance Plan payments in the table above.

7	Restricted Stock Units (RSUs). Termination for or without cause results in the forfeiture of unvested RSUs. Termination due to death, disability or retirement results in pro-rata vesting of RSUs. The EIP provides that in the event of a change in control as defined by the EIP, either (i) the surviving or acquiring entity will assume all outstanding RSUs or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested. The vesting of RSUs in the event of a qualifying termination of employment for named executive officers is further described in footnotes 3 and 4 above and quantified as part of the Change-in-Control Agreement and Executive Severance Plan payments in the table above.

8	Restricted Cash Awards (RCAs). Termination for or without cause results in the forfeiture of unvested RCAs. Termination due to death, disability or retirement results in pro-rata vesting of RCAs. The EIP provides that in the event of a change in control as defined by the EIP, either (i) the surviving or acquiring entity will assume all outstanding RCAs or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested. The vesting of RCAs in the event of a qualifying termination of employment for named executive officers is further described in footnotes 3 and 4 above and quantified as part of the Change-in-Control Agreement and Executive Severance Plan payments in the table above.

The discussion of benefits in the Compensation Discussion and Analysis is hereby supplemented with the following:

EXECUTIVE SEVERANCE PLANS AND ASB SEVERANCE POLICY

The Company has long maintained change in control severance agreements with certain of its executive officers, including the named executive officers, which provide benefits upon a qualifying termination of employment within two years following a change in control, as further described elsewhere in the Company’s disclosure of its executive compensation herein. Since the Maui windstorm and wildfire—events that do not give rise to benefits under the change in control agreements—the Company has experienced significant financial distress, accompanied by turnover at certain key positions, continued executive flight risk and heightened recruiting challenges in filling vacancies. Considering these challenges, and the importance at this pivotal stage of retaining a talented executive team and attracting qualified executive candidates, the HEI Compensation & Human Capital Management Committee and the boards of HEI, Hawaiian Electric and ASB determined that stronger non-change in control severance benefits were a crucial and missing component of the companies’ executive compensation programs, and that it was prudent to replace the existing executive severance plan.

Accordingly, as previously disclosed in the Form 10-K for the fiscal year ending December 31, 2023, working with the Company’s independent compensation consultant FW Cook, the HEI Compensation & Human Capital Management Committee and board of directors of HEI, Hawaiian Electric and ASB, respectively, approved the Hawaiian Electric Industries, Inc. Executive Severance Plan (HEI Plan), Hawaiian Electric Company, Inc. Executive Severance Plan (together with the HEI Plan, collectively, the Severance Plans) and ASB Executive Severance Policy (ASB Severance Policy) to provide for certain severance benefits (the core terms of which were determined in consultation with the Company’s independent compensation consultant) outside the context of a change in control. As of December 31, 2024, each of the named executive officers other than Ms. Teranishi was eligible for benefits under one of the Severance Plans. Ms. Teranishi participated in the ASB Severance Policy as of the effective time of the ASB Disposition on December 31, 2024.

The Severance Plans provide for the payment of severance and other benefits to eligible executives in the event of a termination of employment without “cause,” or by the eligible executive for “good reason,” as defined in the respective Severance Plan (each, a “Qualifying Termination”); provided, however, that the Severance Plans will not apply if benefits are provided pursuant to an individual change in control severance agreement. In the event of a Qualifying Termination, and subject to confidentiality and non-disparagement obligations and execution of a general release of claims, the Severance Plans provide for the payment of a lump sum cash payment equal to two times (for the CEOs) or one and one-half times (for other NEOs) the executive’s annualized base salary, plus a lump sum cash payment equal to the executive’s pro-rata annual bonus at target for the year of termination and accelerated pro-rata vesting of long-term equity or cash awards, with performance-based awards vesting at target. The Severance Plans also provide for limited continued health insurance benefits with reimbursement for costs above active employee rates for two years (for the CEOs) or for eighteen months (for other NEOs) and six months of outplacement services with a value not to exceed $10,000.

Under the Severance Plans, “Good Reason” is defined generally as (1) a reduction of greater than 10% of annualized base salary, target annual incentive opportunity, target long-term incentive opportunity, or other element of direct compensation, other than in connection with a general and proportionate reduction in the applicable compensation for all similarly situated employees, or (2) a material reduction in authority or executive level, in each case subject to notice and the opportunity to cure.

The ASB Severance Policy provides for the payment of the following severance and other benefits to eligible ASB executives in the event of a termination of employment by ASB without cause or, in the event of a change in control of ASB, by ASB without cause or by the executive for good reason: a lump sum cash payment in an amount equal to one and one-half times the highest annual base salary paid during the three years preceding the date of termination, continued participation in the company’s health benefit plans for a period of eighteen months, and in the case of a qualifying termination within two years of the date of a change in control, accelerated vesting of restricted stock and restricted cash awards. The ASB Policy will not apply, however, to the extent the executive is party to a separate severance or change in control agreement with ASB. Ms. Teranishi did not receive benefits under the ASB Policy upon the ASB Disposition.

Severance plan benefits are discussed in further detail in the “Potential Payments Upon Termination or Change in Control” section and related notes in the “Executive Compensation Tables” section.